Exhibit 99.1

NEWS RELEASE

PETROQUEST ENERGY ANNOUNCES NEW $50 MILLION

MULTI-ADVANCE TERM LOAN AGREEMENT

LAFAYETTE, LA – October 17, 2016 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has entered into a $50 million multi-advance term loan agreement with certain lenders, and Wells Fargo Bank, National Association, as administrative agent for such lenders. The loan agreement provides a multi-advance term loan facility with borrowing availability for three years of up to $50 million, subject to compliance with the covenants therein. Any term loans advanced under the loan facility mature on October 17, 2020. The loan facility replaces the Company’s prior senior secured bank credit facility with JPMorgan Chase Bank, N.A, which had a borrowing base of $0, and is secured by the same collateral that secured the prior facility.

Management’s Comment

“Having the ability to create meaningful liquidity from our asset base is another important step towards growing the Company,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Through our debt exchanges, we have extended the maturity on or repaid over 93% of our December 31, 2015 long-term debt. With our debt maturities extended and enhanced liquidity position in place, we are now focused on initiating our Cotton Valley drilling program before the end of the year”.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to initiate our Cotton Valley drilling program before the end of the year; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our term loan facility and restrictive debt covenants; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain production; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”